Exhibit 99.1

MedQuest, Inc. Announces Record Revenues for the Quarter and Nine Months Ended September 30, 2003

Alpharetta, Georgia, November 5, 2003 - MedQuest, Inc., a leading operator of independent, fixed-site, outpatient diagnostic imaging centers, today announced record revenues for the quarter and nine months ended September 30, 2003.

Based upon preliminary results, revenues increased to a record $63.8 million for the third quarter of 2003, representing an increase of 21.1%, as compared to revenues of $52.7 million for the third quarter of 2002.  Revenues for the nine months ended September 30, 2003 also increased to a record $179.1 million, representing an increase of 20.1%, as compared to revenues of $149.1 million for the nine months ended September 30, 2002.  The increase was the result of growth in the number of scans performed at existing centers and an increase in the number of centers from 74 at September 30, 2002 to 83 at September 30, 2003.

In addition, net income before interest expense, income taxes, depreciation and amortization, and certain non-recurring/non-cash items (“Adjusted EBITDA”) increased to a record $17.1 million for the third quarter of 2003, representing an increase of 18.8%, as compared to Adjusted EBITDA of $14.4 million for the third quarter of 2002.  Adjusted EBITDA for the nine months ended September 30, 2003 increased to $45.4 million, representing an increase of 14.1%, as compared to Adjusted EBITDA of $39.8 million for the nine months ended September 30, 2002.    EBITDA for the third quarter and nine months ended September 30, 2002 was adjusted to eliminate the impact of compensation expense of $0.6 million related to “success fees” incurred in connection with the leveraged recapitalization completed in August 2002.

“We continue to see strong revenue and EBITDA growth in an uncertain economic climate and are encouraged by the results of our commitment to deliver a high level of quality in a competitive environment, while remaining intently focused on controlled strategic growth,” said Gene Venesky, Chairman and Chief Executive Officer of MedQuest, Inc.

Income from operations increased to $10.3 million for the third quarter of 2003, as compared to income from operations of $7.9 million for the third quarter of 2002.  Income from operations was $24.5 million for the nine months ended September 30, 2003 as compared to $22.3 million for the nine months ended September 30, 2002.

Capital expenditures were $5.2 million for the third quarter of 2003 as compared to $12.2 million for the third quarter of 2002.  Capital expenditures were $20.1 million for the nine months ended September 30, 2003 as compared to $33.3 million for the nine months ended September 30, 2002.  Cash provided by operating activities was $17.7 million for the nine months ended September 30, 2003 as compared to $8.8 million for the nine months ended September 30, 2002, which included a prepayment penalty of $10.6 million related to the leveraged recapitalization completed in August 2002.

MedQuest, Inc. will conduct a conference call to discuss information included in this news release and related matters at 2 p.m. EST on Thursday, November 6, 2003.  The conference call can be accessed at (800) 299-9086 (domestic) or (617) 786-2903 (international). Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode #98857252. The conference call will be broadcast live, and will be available for replay through November 12, 2003, at www.fulldisclosure.com using the symbol QEST.

ABOUT MEDQUEST, INC. - MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States. These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound, and mammography.  MedQuest, Inc. operates a network of eighty-four centers in thirteen states located primarily throughout the southeastern and southwestern United States.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. We can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for our services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect our ability to do business, actions of our competitors, introduction of new technologies, risks associated with our acquisition strategy and integration costs and the additional factors and risks contained in our Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 declared effective on April 23, 2003.

Consolidated Statements of Operations (in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Net revenues from services	$63,803	$52,689	$179,163	$149,120
Costs and expenses
Operating expenses	27,305	23,255	77,699	64,774
Marketing, general andadministrative expense	19,416	15,572	56,031	45,033
Depreciation and amortization	6,739	6,002	20,922	16,973
Income from operations	10,343	7,860	24,511	22,340
Interest expense, net	6,174	14,450	18,043	20,536
Income (loss) before provisionfor income taxes (benefit)	4,169	(6,590)	6,468	1,804
Provision for income taxes (benefit)	(177)	(2,636)	743	706
Minority interest	—	—	—	40
Net income (loss)	$4,346	$(3,954)	$5,725	$1,058

Adjusted EBITDA Reconciliation (in thousands)

The following table reconciles the difference between net income (loss), as determined under United States of America generally accepted accounting principles, and Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Net income (loss)	$4,346	$(3,954)	$5,725	$1,058
Interest expense, net	6,174	14,450	18,043	20,536
Provision for income taxes (benefit)	(177)	(2,636)	743	706
Depreciation and amortization	6,739	6,002	20,922	16,973

EBITDA	$17,082	$13,862	$45,433	$39,273

Success fees	—	560	—	560

Adjusted EBITDA	$17,082	$14,422	$45,433	$39,833

This press release contains financial information that is not prepared in accordance with generally accepted accounting principles (“GAAP”).  Investors are cautioned that the non-GAAP financial measures are not to be construed as an alternative to GAAP.  The Company’s management uses Adjusted EBITDA, defined as earnings before interest, income taxes, depreciation and amortization, and certain non-recurring/non-cash items, in its internal analysis of net income and monitors it to ensure compliance with certain covenants under the Company’s senior credit facility, as amended, and indenture.  Management believes that Adjusted EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of the critical components of results of operations.  Management also believes that Adjusted EBITDA is a valuable financial measure to investors because it allows them to monitor the Company’s compliance with certain covenants under its senior credit facility, as amended, and indenture.

Contact:	Thomas C. Gentry
Chief Financial Officer
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101